CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Financial Highlights" in Post-Effective Amendment No. 144 under the Securities Act of 1933 and Amendment No. 145 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A, Nos. 33-12213 and 811-05037) and related Prospectus and Statement of Additional Information of Professionally Managed Portfolios and to the incorporation by reference therein of our report dated August 2, 2002, with respect to the financial statements and financial highlights of The Leonetti Funds, included in the Annual Report for the year ended June 30, 2002, filed with the Securities and Exchange Commission.


                                                        /s/ ERNST & YOUNG LLP


Los Angeles, California
October 23, 2002